Exhibit 10.63
January 15, 2007
TENNECO INC.
RESTRICTED STOCK AWARD AGREEMENT
     You are hereby granted an Award (the “Award”) of 125,000 shares of Common Stock of Tenneco Inc. (“Shares”) as of January 15, 2007 (“Grant Date”). The “Restricted Period” applicable to this Award begins on the Grant Date and ends (i) as to the first one-third of the Shares, on the first anniversary of the Grant Date, (ii) as to the second one-third of the Shares, on the second anniversary of the Grant Date and (iii) as to the remaining one-third of the Shares, on the third anniversary of the Grant Date. As used herein the term “Restricted Shares” means any Shares subject to this Award and for which the Restricted Period remains in effect.
     During the applicable Restricted Period, and until all conditions imposed on the related Restricted Shares are satisfied, such Restricted Shares are restricted in that (i) they will be held by the Company and may not be sold, transferred, pledged or otherwise encumbered, tendered or exchanged, or disposed of, by you except as otherwise provided by the Compensation/Nominating/Governance Committee of the Company’s Board of Directors (the “Committee”) or except as designated by you by will or by the laws of descent and distribution and (ii) they are subject to forfeiture by you under certain circumstances as described herein. However, as long as the applicable Restricted Shares have not been forfeited, during the related Restricted Period (a) you will be entitled to receive, subject to withholding for taxes, dividends (which for tax purposes will generally be treated as ordinary compensation) payable on the Restricted Shares, which the Company may require to be reinvested in additional shares of Common Stock subject to the same restrictions as the shares on which such dividends are paid and (b) you may vote the Restricted Shares. If you remain employed by the Company and its subsidiaries (the “Subsidiaries”) throughout the applicable Restricted Period and all the conditions are satisfied, or if your employment by the Company and its Subsidiaries is involuntarily terminated for any reason other than Cause before the termination of the applicable Restricted Period or is terminated as a result of your death or Total Disability, the restrictions on the related Restricted Shares will lapse, and shares of Common Stock in an amount equal to the number of Restricted Shares as to which the restrictions have lapsed will be delivered to you (or your beneficiary), subject to withholding for taxes. If your employment terminates for any other reason before the expiration of the Restricted Period, you will forfeit the Restricted Shares unless the Committee determines otherwise. You agree that the term “Restricted Shares” shall include any shares or other securities which you may receive or be entitled to receive as a result of the ownership of the original Restricted Shares, whether they are issued as a result of a share split, share dividend, recapitalization, or other subdivision or consolidation of shares effected without receipt of consideration by the Company or the result of the merger or consolidation of the Company, or sale of assets of the Company. For purposes hereof, the term “Total Disability” means your permanent and total disability as determined under the rules and guidelines established by the Company in order to qualify for long-term disability coverage under the Company’s long-term disability plan in effect at the time of such determination; and the term “Cause” means your (i) fraud, embezzlement, or theft in connection with your employment, (ii) gross negligence in the performance of your duties or (iii) conviction, guilty plea or plea of nolo contender with respect to a felony.
     You will generally be taxed on the value of the Restricted Shares on the date the restrictions lapse. However, as an alternative, you may elect under Internal Revenue Code Section 83(b) to be taxed on the value of the Restricted Shares on the Grant Date, identified above. Whether it is beneficial for you to make this election should be determined after consultation with your personal tax advisor. If you make this election, the value of the Restricted Shares will be taxable to you in the year of the Grant Date, rather than in the year that the restrictions lapse. If you choose to make this election, you must so notify the Company in writing, file the election with the Internal Revenue Service within thirty (30) days after the Grant Date, and promptly pay the Company the amount it determines is needed to satisfy tax withholding requirements. You hereby agree that the Restricted Shares shall be held by the Company during the Restricted Period.
     All distributions related to the Restricted Shares are subject to withholding of all applicable taxes, and the delivery of any shares or other benefits under this Award is conditioned on satisfaction of the applicable tax withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by you, (b) through the surrender of shares of Common Stock which you already own, or (c) through the surrender of shares of Common Stock to which you are otherwise entitled under this Award or the Company’s 2006 Long-Term Incentive Plan (the “Plan”); provided, however, that such shares of Common Stock under this paragraph (c) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including without limitation payroll taxes, that are applicable to such supplemental taxable income). Unless you notify us otherwise no later than five business days prior to the date on which any of the Restricted Shares vest, you will be deemed to have elected option (c) for the satisfaction of applicable withholding taxes through the surrender of shares to which you would otherwise be entitled under this Award. The Company shall have the right to deduct from this Award, shares sufficient to satisfy any tax withholdings required by law.
     In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust the terms of this Award to preserve the benefits or potential benefits of the Award. Action by the Committee with respect to this Award may include: (i) adjustment of the number and kind of shares which may be delivered under this Award; (ii) adjustment of the number and kind of shares subject to this Award; and (iii) any other adjustments that the Committee determines to be equitable. Subject to the provisions of the prior sentence (relating to certain adjustments), upon the occurrence of a Change in Control (as defined in the Plan), unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchange, the Restricted Period shall lapse, and shares of Common Stock in an amount equal to the number of Restricted Shares as to which the restrictions have lapsed will be delivered to you (or your beneficiary), subject to withholding for taxes.
     Notwithstanding any other provision contained herein, the Company shall have no liability to deliver any shares of Common Stock under this Award or make any other distribution of benefits under this Award unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity. Any issuance of shares under this Award may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange.
     Neither you nor any other person shall, by reason of this Award, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under this award. You shall have only a contractual right to the shares of Common Stock or amounts, if any, payable under this Award, unsecured by any assets of the Company or any Subsidiary, and nothing contained in this Award shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.
     This Award does not constitute a contract of employment or continued service, and it does not give you the right to be retained in the employ or continued service of the Company or any Subsidiary. Except as expressly provided herein, this Award shall not confer upon you any rights as a stockholder of the Company prior to the date on which you fulfill all conditions for receipt of such rights.
     The authority to control and manage the operation and administration of the Award shall be vested in the Committee. If the Committee does not exist, or for any other reason determined by the Board of Directors, the Board of Directors may take any action under the Award that would otherwise be the responsibility of the Committee. The Committee will have the authority and discretion to conclusively interpret the Award, to establish, amend and rescind any rules and regulations relating to the Award and to make all other determinations that may be necessary or advisable for the administration of the Award. Any interpretation of the Award by the Committee and any decision made by it under the Award is final and binding on all persons. In controlling and managing the operation and administration of the Award, the Committee shall take action in a manner that conforms to the certificate of incorporation and by-laws of the Company, and applicable state corporate law. The Board may, at any time, amend the Award, provided that no amendment may, in the absence of written consent to the change by you, adversely affect your rights under the Award (however adjustments in connection with corporate transactions as provided above are not subject to the foregoing limitation).
     This Award shall be governed by the laws of the State of Illinois and applicable federal law.
     As a condition of this Award, you are required to execute the acknowledgement at the bottom of the enclosed copy of this Award notice and return the acknowledged copy of this Award notice to the Human Resources Department of Tenneco Inc. in Lake Forest not later than thirty days from the date on which you receive it. Also enclosed is a form by which you may designate a beneficiary in the event of your death.

ATTEST:	TENNECO INC.

Corporate Secretary	Sr. Vice President

ACCEPTED:

Gregg Sherrill Date

Social Security Number or National ID

Street Address

City/State/Zip/Country